EXHIBIT 99.6

FOR IMMEDIATE RELEASE

                        APS HOLDING CORPORATION ANNOUNCES
                COMPLETION OF ASSET SALES TO GENERAL PARTS, INC.
                           AND BWP DISTRIBUTORS, INC.

    ASSET SALE TO RANKIN AUTOMOTIVE ALSO APPROVED BY U.S. BANKRUPTCY COURT

Houston, TX (October 9, 1998) - APS Holding Corporation (OTC-BB: APSIQ) announced today that it has received bankruptcy court approval for the sale of 10 distribution centers and 148 company-owned stores in three separate transactions. The two largest of these transactions were closed on October 9, 1998.

GPI, in the largest of the three transactions, has purchased 8 distribution centers and 132 company-owned stores. The distribution centers acquired by GPI are located in Albuquerque, NM, Phoenix, AZ, Salt Lake City, UT, Denver, CO, Great Bend, KS, Omaha, NE, Indianapolis, IN and Winchester, VA. While most of the stores acquired by GPI are located in these areas, the company has also purchased certain stores in Arkansas, Pennsylvania, Oklahoma and Texas. BWP has acquired APS' Philadelphia, PA distribution center and 16 Big-A company-owned stores serviced by this distribution center.

The third transaction, the sale of APS' Monroe, LA distribution center to Rankin Automotive Group, Inc., is anticipated to close within the next week.

"The proceeds from these three transactions, which total in excess of $120 million, will be used to pay bankruptcy court approved expenses associated with the assets sold and to reduce the Company's bank debt," stated Bettina Whyte, Chief Executive Officer of APS.

Customers in locations unaffected by the purchases will continue to be served in the normal course. APS will continue to operate 12 distribution centers and approximately 200 company-owned stores under the Big-A and Big-A Express banners. Additionally, APS will continue to provide service to approximately 750 associated jobbers.

APS Holding Corporation is a national distributor of Big-A brand and manufacturer branded automotive replacement parts, as well as tools, equipment, supplies and accessories.
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This news release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in this news release and those detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal-year ended January 31, 1998 and the Company's quarterly report on Form 10-Q for the quarterly periods ended April 25, 1998 and July 25, 1998 and in the Company's other public reports and statements.



        CONTACT:
        BSMG Worldwide
        Mark Valenta
        (212) 445-8263